Exhibit 12.1
McMoRan Exploration Co.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In Thousands)

Computation of Ratio of Earnings
to Fixed Charges:
	Years Ended December 31,
	2009		2008		2007		2006		2005
Loss from Continuing Operations a	(204,889)		(211,198)		(63,561)		(44,716)		(31,470)
ADD:
(Benefit) Provision for Income Taxes	(2,445)		2,508		-		-		-
Interest Expense	42,943		50,890		66,366		10,203		15,282
Rental Expense Factor	598		387		248		41		60
Earnings Available For Fixed Charges	(163,793)		(157,413)		3,053		(34,472)		(16,128)

Interest Expense	42,943		50,890		66,366		10,203		15,282
Capitalized Interest	3,929		5,001		6,361		5,260		2,121
Rental Expense Factor	598		387		248		41		60
Fixed Charges	47,470		56,278		72,975		15,504		17,463

Ratio of Earnings to Fixed Charges	-	b	-	b	-	b	-	b	-	b

Computation of Ratio of Earnings
to Fixed Charges and Preferred Dividends:

	2009		2008		2007		2006		2005
Loss from Continuing Operations a	(204,889)		(211,198)		(63,561)		(44,716)		(31,470)
ADD:
(Benefit) Provision for Income Taxes	(2,445)		2,508		-		-		-
Interest Expense	42,943		50,890		66,366		10,203		15,282
Rental Expense Factor	598		387		248		41		60
Earnings Available For Fixed Charges and
Preferred Dividends	(163,793)		(157,413)		3,053		(34,472)		(16,128)

Interest Expense	42,943		50,890		66,366		10,203		15,282
Capitalized Interest	3,929		5,001		6,361		5,260		2,121
Preferred dividends c	14,332		22,286		3,367		1,494		1,503
Rental Expense Factor	598		387		248		41		60
Fixed Charges and Preferred Dividends	61,802		78,564		76,342		16,998		18,966

Ratio of earnings to fixed charges	-	d	-	d	-	d	-	d	-	d

a.	Loss represents McMoRan's continuing oil and gas operations.
b.
McMoRan sustained a net loss from continuing operations of $204.9 million in 2009, $211.2 million in 2008, $44.7 million in 2006 and $31.5 million in 2005.  These losses were inadequate to cover McMoRan’s fixed charges of $47.5 million in 2009, $56.3 million in 2008, $15.5 million in 2006 and $17.5 million in 2005.  McMoRan’s earnings available for fixed charges for 2007 were insufficient to cover it fixed charges by $69.9 million.

c.	Preferred dividends associated with McMoRan's 8% convertible perpetual preferred stock, 6 ¾% mandatory convertible preferred stock and 5% mandatorily redeemable convertible preferred stock.
d.
McMoRan sustained a net loss from continuing operations of $204.9 million in 2009, $211.2 million in 2008, $44.7 million in 2006 and $31.5 million in 2005.  These losses were inadequate to cover McMoRan fixed charges of $61.8 million in 2009, $78.6 million in 2008, $17.0 million in 2006 and $19.0 million in 2005.  In 2007, McMoRan’s earnings available for fixed charges and preferred dividends were insufficient to cover its fixed charges and preferred dividends by $73.3 million.